UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 South Jefferson Street, Suite 130

Roanoke, Virginia 24011

(Address of principal executive offices, including zip code)

540-552-5128

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2006, Luna Innovations Incorporated (the “Company”) and Carilion Medical Center, a Virginia nonprofit corporation, entered into an amended lease agreement (the “Amended Lease”) related to the Company’s future corporate headquarters at Riverside Center, Roanoke, Virginia. Under the terms of the Amended Lease, the Company agreed to lease a total of approximately 24,057 square feet beginning in two phases starting approximately September 1, 2006 and January 1, 2007. This constitutes an increase of approximately 4,057 square feet from the original lease agreement dated December 30, 2005 (the “Original Lease”), which was previously filed as Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (Registration No. 333-131764). In addition, the term of the lease was extended from five to approximately seven years, subject to the Company’s right to terminate the lease after the fifth year upon payment by the Company of a termination fee. Except as set forth in the Amended Lease, the terms of the Original Lease, including the average annual price per square foot, remain unchanged. A copy of the Amended Lease is attached hereto as Exhibit 10.1.

The landlord of the property, Carilion Medical Center, is an affiliate of Carilion Health System, the Company’s second largest stockholder as of the date of this filing. Dr. Edward Murphy, Chairman and Chief Executive Officer of Carilion Health System, became a member of the Company’s board of directors in connection with an investment in the Company by Carilion Health System in August 2005 and continues to serve as a director of the Company as of the date of this filing. Dr. Murphy has not served on any committees of the Company’s board of directors since June 2006.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended Lease Riverside Center, dated July 20, 2006, by and between Carilion Medical Center and Luna Innovations Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Aaron S. Hullman
Aaron S. Hullman Vice President and General Counsel

Date: July 26, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended Lease Riverside Center, dated July 20, 2006, by and between Carilion Medical Center and Luna Innovations Incorporated